Exhibit 1

Nissin Information

November 18, 2004

1.      Operating Results as of October 31, 2004

     Operating results as of October 31, 2004 were as follows:

          Loans Receivable

	(In millions of yen, except percentages)
	10/03	10/04	% change
Consumer loans	37,618	2,489	-93.4%
Wide loans	61,245	51,959	-15.2%
Loans to small business owners	74,240	76,843	3.5%
Small business owner loans	56,343	57,294	1.7%
Business Timely loans	17,896	19,549	9.2%
Secured loans	1,481	11,521	677.8%
Notes receivable	250	207	-17.0%
Total loans receivable	174,836	143,021	-18.2%

*	Bankrupt, delinquent and doubtful loans receivable are included in the above receivables.

     (For details please refer to our Monthly Data for October 2004.)

2.     Announcement of Increased Capitalization and Business Name Change of Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd., a Consolidated Subsidiary of Nissin Co., Ltd.

     On November 12, 2004, Nissin announced to conduct a capital increase of Matsuyama Nissin Investment Consulting (Shanghai) Co., Ltd. in order to further strengthen and promote business operations in China. Nissin also announced a change in the business name of Matsuyama Nissin to Matsuyama Nissin Investment & Consulting (Shanghai) Co., Ltd. at the same time.

     (For details please refer to the press release issued on November 12, 2004.)

3.     Announcement of Subscription to a Third-party Stock Allocation of PHI CO., LTD.

     On November 12, 2004, Nissin agreed to subscribe to a third-party stock allocation from PHI CO., LTD., in the amount of ¥519 million, making it the fourth largest shareholder of PHI.

     (For details please refer to the press release issued on November 12, 2004.)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1,NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://nissin.web-ir.jp/
Investor Relations Dept./TEL: 03-3348-2423, FAX:03-3348-3905, E-mail: info-ir@nissin-f.co.jp

Nissin Information

4.     Announcement of Forming a Business Alliance with RISKMONSTER.COM

     On November 12, 2004, Nissin entered a basic agreement to form a business alliance with RISKMONSTER.COM, which carries out a credit management consulting business, and to introduce each other’s clients.

     (For details please refer to the press release issued on November 12, 2004.)

     (The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1,NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://nissin.web-ir.jp/
Investor Relations Dept./TEL: 03-3348-2423, FAX:03-3348-3905, E-mail: info-ir@nissin-f.co.jp